Exhibit 99.1

News Release

Contacts:	Media	Analysts
	Manny Goncalves	Magda Palczynska
	+1 973 809 1114	+1 212 635 8529
	manuel.goncalves@bnymellon.com	magda.palczynska@bnymellon.com

Mitchell Harris to Retire as CEO of BNY Mellon Investment Management and Hanneke Smits Appointed as

CEO of BNY Mellon Investment Management

NEW YORK, July 7, 2020 -- The Bank of New York Mellon Corporation (“BNY Mellon”) (NYSE: BK) announced today that Mitchell Harris, CEO of BNY Mellon Investment Management, which includes the Wealth and Investment Management businesses, has announced his intention to retire effective October 1, 2020. The Company has appointed Hanneke Smits as CEO of BNY Mellon Investment Management, and Catherine Keating will continue in her role as CEO of BNY Mellon Wealth Management. Both Ms. Smits and Ms. Keating, leading their respective parts of the Investment and Wealth Management business, will report to Todd Gibbons, CEO of BNY Mellon, and Ms. Smits will join BNY Mellon’s Executive Committee.

“Mitchell has been instrumental in driving our Investment Management business over the last four years as CEO and we wish him all the best in retirement. During a period of tremendous change in the investment landscape, he helped reposition our multi-boutique model and launch new investment capabilities, leaving us well positioned to meet the evolving investment needs of our clients,” said Todd Gibbons, CEO of BNY Mellon. “We are delighted to elevate Hanneke into the CEO role for Investment Management. She has spearheaded Newton’s business momentum and client-centric culture, and we look forward to her leadership within Investment Management. Mitchell has cultivated a strong bench of leaders, including Hanneke and Catherine, who will continue to drive the execution of our strategic priorities to deliver leading investment solutions to our clients underpinned by exceptional investment performance.”

Ms. Smits said, “I am deeply honored to serve as CEO of BNY Mellon Investment Management. We have made great progress in building a diversified investment portfolio to help our clients achieve their investment goals. We will build on this strong foundation to continue to drive performance and innovation across our investment products, while also serving as a trusted partner for our clients in today’s rapidly changing investment environment.”

Ms. Smits will continue as CEO of Newton until October 1 and a search is currently underway to replace her as CEO of Newton. Over the next several months, Mitchell will work closely with Hanneke and Catherine to ensure a smooth transition of leadership.

Ms. Smits has been CEO of Newton Investment Management, a subsidiary of The Bank of New York Mellon Corporation, since August 2016. Her career spans close to three decades in financial services, including serving as a member of the Executive Committee at private equity firm Adams Street Partners from 2001 to 2014, and Chief Investment Officer from 2008 to 2014. Hanneke is a Non-Executive Director to the Court of the Bank of England and serves on the board of the Investment Association. She is Chair of Impetus a venture philanthropy organization that supports charities that aim to transform the lives of disadvantaged young people, and as part of this appointment, she is Trustee of the Education Endowment Foundation, founded in 2011 by The Sutton Trust in partnership with Impetus. She is co-founder and former Chair of Level 20, a not-for-profit organization set up in 2015 to inspire women to join and succeed in the private equity industry. Originally from the Netherlands, Hanneke has a BBA from Nijenrode University and a MBA from the London Business School.

About BNY Mellon Investment Management and BNY Mellon Wealth Management

BNY Mellon Investment Management and BNY Mellon Wealth Management are part of BNY Mellon and are respectively one of the world’s largest investment firms and one of the top U.S. wealth managers, with $1.8 trillion in total assets under management as of March 31, 2020.

News Release

Through an investor-first approach, BNY Mellon brings to clients the best of both worlds: specialist expertise from eight world-class investment firms offering solutions across every major asset class, backed by the strength, stability, and global presence of BNY Mellon, one of the world’s most trusted investment partners. Additional information on BNY Mellon Investment Management is available on www.im.bnymellon.com and on www.bnymellonwealth.com for BNY Mellon Wealth Management.

About BNY Mellon

BNY Mellon is a global investments company dedicated to helping its clients manage and service their financial assets throughout the investment lifecycle. Whether providing financial services for institutions, corporations or individual investors, BNY Mellon delivers informed investment management and investment services in 35 countries. As of March 31, 2020, BNY Mellon had $35.2 trillion in assets under custody and/or administration, and $1.8 trillion in assets under management. BNY Mellon can act as a single point of contact for clients looking to create, trade, hold, manage, service, distribute or restructure investments. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). Additional information is available on www.bnymellon.com. Follow us on Twitter @BNYMellon or visit our newsroom at www.bnymellon.com/newsroom for the latest company news.

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